Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS


PURPOSE

National Bancshares Corporation (the `Company`) requires that all directors, officers and employees abide by the fundamental principles of ethical behavior listed here in performing their duties.


GENERAL OBJECTIVE

This Code of Business Conduct and Ethics (`Code`) for the Company sets forth basic principles and guidelines for directors, officers and employees which are intended to assist them in conducting the Company`s affairs and business in accordance with law and business ethics. It is impossible, however, to anticipate all the situations in which legal and business ethical questions might arise. The best overall guidelines are individual conscience, common sense and a careful, knowing compliance with law.

The Company has designated the President/Chief Executive Officer (`CEO`) and the VP Compliance to assist employees in resolving questions they may have regarding the interpretation and application of the Code. Employees should not hesitate to take advantage of this help and assistance.


POLICY ELEMENTS

AUTHORITY

Personal Responsibility

Every director, officer, and employee has the personal responsibility to read, know and comply with the principles contained in this Code. For employees, compliance with these principles is a condition of employment, and failure to comply will result in discipline up to and including termination. The Board of Directors (the `Board`) shall determine the actions to be taken in the event of violations of the Code by senior management. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. Every director, officer and employee has the duty to bring to the attention of the Chairs of the Audit or Corporate Governance and Nominating Committees of the Board any activity that in his judgment would violate the principles of this Code.


SPECIFIC GOALS

Reporting Ethical, Legal or Financial Integrity Concerns

Any person may report any ethical concern or any potential or actual legal or financial violation, including any fraud, accounting, auditing, tax, or record keeping matter directly to the Chair of the Audit Committee, the President and CEO, or the Chief Financial Officer, or anonymously using the Company`s website based Compliance Hotline.

The Company will not permit retaliation against any employee who reports an ethical, legal or financial concern nor will it discipline any employee for making a report in good faith.


Integrity of Recording and Reporting our Financial Results

We properly maintain accurate and complete financial and other business records, and communicate full, fair, accurate, timely and understandable financial results. In addition, we recognize that various officers and employees of the Company must meet these requirements for the content of reports to the U.S. Securities and Exchange Commission (`Commission`), and for the content of other public communications made by the Company.

Avoiding Conflicts of Interest

We avoid relationships or conduct that might compromise judgment or create actual or apparent conflicts between our personal interests and our loyalty to the Company. We do not use our position with the Company to obtain improper benefits for others or ourselves. We do not compete with the Company.

Insider Trading

We follow the Company`s Insider Trading Policy and understand that the securities laws impose severe sanctions upon any individual who uses `inside information` for his own benefit or discloses it to others for their use.

Obeying the Law

We respect and obey the laws, rules and regulations applying to our business.


Offering/Accepting Gifts, Entertainment, Bribes or Kickbacks

We do not offer or accept gifts or entertainment of substantial value. We do not offer or accept bribes or kickbacks.

Protecting Our Assets and Confidentiality

We use the Company`s property, information and opportunities for the Company`s business purposes and not for unauthorized use. We properly maintain the confidentiality of information entrusted to us by the Company, its suppliers and its customers.

Selling to Governments

We comply with the special laws, rules and regulations that relate to government contracts and relationships with government personnel.

Political Contributions

We do not make contributions on behalf of the Company to political candidates or parties even where lawful.

Competing Ethically

We gain competitive advantage through superior performance. We do not engage in unethical or illegal trade practices. Our business records and communications involving our products and services are truthful and accurate.

Respecting Diversity and Fair Employment Practices

We are committed to respecting a culturally diverse workforce through practices that provide equal access and fair treatment to all employees on the basis of merit. We do not tolerate harassment or discrimination in the workplace.


RISK MANAGEMENT

Waivers of the Code

Any waiver of this Code shall be made only by the Board, and shall be promptly publicly disclosed as required by the Commission rules.